EXHIBIT 5.1

[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]

March     , 2005

Board of Directors

IMPCO Technologies, Inc.

16604 Gridley Place

Cerritos, California 90703

Re: Acquisition of Equity Interest of B.R.C., Societa a Responsibilita Limitata

Ladies and Gentlemen:

We have acted as counsel to IMPCO Technologies, Inc., a Delaware corporation (the “Company”) in connection with a proposed acquisition (the “Transaction”) in which the Company would acquire from existing equity holders fifty percent (50%) of the equity interest of B.R.C., S.r.l., an Italian limited liability company, pursuant to an Equity Interest Purchase Agreement dated October 22, 2004 (such agreement, the “Purchase Agreement”), and in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) covering the shares of Company common stock (the “Shares”) to be issued to equity holders of B.R.C., S.r.l., in the Transaction in exchange for the equity interests so acquired. Capitalized terms not otherwise specifically defined herein have the meanings given them in the Purchase Agreement.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Purchase Agreement, copies of the Certificate of Incorporation, Bylaws, excerpts of minutes of meetings of the Board of Directors of the Company and such corporate records, documents, certificates and other agreements and instruments that we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based upon the foregoing, and having regard for such legal consideration as we deem relevant, we are of the following opinion:

1.	The Shares have been duly authorized by all necessary corporate action of the Company;

2.	When the Registration Statement is declared effective by the Securities and Exchange Commission, the Transaction is consummated, and the Company has issued the Shares in the manner provided in the Purchase Agreement and as described the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The law covered by the opinions expressed herein is limited to the laws of the State of Oregon and the federal laws of the United States of America. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Legal Matters” in the proxy statement/ prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

Davis Wright Tremaine LLP

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